Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations
Berns Communications Group
(212) 994-4660

THE TALBOTS, INC. NAMES TRUDY F. SULLIVAN PRESIDENT AND CHIEF EXECUTIVE
OFFICER

Former President of Liz Claiborne, Inc.

HINGHAM, Mass—June 29, 2007--The Talbots, Inc. (NYSE: TLB) today announced that its Board of Directors has appointed Trudy F. Sullivan as the Company’s President and Chief Executive Officer, effective August 6, 2007. Ms. Sullivan will also become a member of Talbots Board of Directors.

Ms. Sullivan, 57, will lead Talbots with 35 years of retail and merchandising experience and a strong knowledge of the specialty retail sector from former leadership roles at both Liz Claiborne, Inc. and J. Crew Group, Inc. As the former President of Liz Claiborne, Inc., Ms. Sullivan was responsible for building and leading multiple apparel and non-apparel men’s and women’s brands. Her extensive merchandising career began in Boston, where she started as a Buyer for Jordan Marsh and then Filene’s.

Ms. Sullivan will succeed Arnold B. Zetcher, who previously announced his intention to retire after 20 years with the Company and will remain Chairman of the Board through March 31, 2008.

Commenting on the announcement, Mr. Zetcher said, “Trudy is the perfect person to build on Talbots legacy as the retail destination for the 35+ customer. She’s a highly experienced and well-respected retail executive, and we are fortunate to have attracted someone of her caliber to maximize the Company’s significant growth potential and further develop both the Talbots and J. Jill brands. I look forward to working closely with Trudy to ensure a seamless transition.”

“We are extremely pleased to welcome Trudy to the Company, and believe she is the ideal leader to continue the efforts begun under Arnold Zetcher and the management team to successfully grow Talbots through its multiple retail channels,” said Gary M. Pfeiffer, chairman of Talbots special search committee and presiding director.

“I am excited to join Talbots, as I’ve held a longstanding respect for the brand, both as a loyal customer and a retail executive,” said Ms. Sullivan. “Under Arnold Zetcher’s leadership, Talbots has become one of the country’s best known retail names, with two highly regarded brands serving the 35+ market. And I look forward to the tremendous opportunity to build on this substantial foundation.”

Ms. Sullivan has a B.A. from Manhattanville College, Purchase NY, and completed graduate studies in business at Simmons College in Boston. She currently resides in New York, NY with her husband Michael, and daughters, Catherine and Anne, and plans to relocate to the Boston area.

Today’s appointment is part of the Company’s previously announced succession plan. In February 2007, Talbots Board of Directors appointed a special search committee, which was chaired by Gary M. Pfeiffer, presiding director and chairman of the Board’s Compensation Committee, and included Mr. Zetcher and Mr. Motoya Okada, President and Chief Executive Officer of AEON Co., Ltd., majority shareholder of Talbots. Heidrick & Struggles was retained to assist the special search committee and was supported by Korn Ferry International.

ABOUT TALBOTS

The Talbots, Inc. is a leading international specialty retailer and a cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,387 stores, in 47 states, the District of Columbia, Canada and the U.K., with 1,135 stores under the Talbots brand name and 252 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.

FORWARD LOOKING STATEMENT

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized. In each case, actual results may differ materially from such forward-looking information.

Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or statements in or accompanying this release.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.

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